Exhibit 99.1
China Carbon Graphite Group Releases Second Quarter 2011 Results

NEW YORK, August 15, 2011 (GLOBE NEWSWIRE) -- China Carbon Graphite Group, Inc. (OTCBB:CHGI - News) ("China Carbon" or the "Company"), the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top manufacturers of carbon and graphite products, today announced its financial results for the second quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights:

•	Revenue increased 274%, from $3.2 million in Q2 2010 to $12.1 million in Q2 2011
•	EBIDTA improved 11%, from $1.8 million in Q2 2010 to $2.0 million in Q2 2011
•	Gross profit rose 1,070%, from $0.2 million in Q2 2010 to $2.7 million in Q2 2011
•	Gross profit rate increased 214%, from 7% in Q2 2010 to 22% in Q2 2011
•	Net income grew 22%, from $0.7 million in Q2 2010 to $0.9 million in Q2 2011
•	Adjusted net income rose 279%, from $0.68 million adjusted net loss in Q2 2010 to $1.2 million in Q2 2011

Summarized Second Quarter 2011 Results:

	Q2 2011	Q2 2010	CHANGE
Revenue	$12.15 million	$3.25 million	+274%
EBIDTA*	$2.0 million	$1.8 million	+11%
Gross profit	$2.69 million	$0.23 million	+1,070%
Net Income	$0.88 million	$0.72 million	+22%
Adjusted Net Income (loss)	$1.2 million	($0.68) million	+ 279%
Earning Per Share (Diluted) **	$0.04	$0.04	0
Adjusted Earning (loss) Per share (Diluted)	$0.05	($0.03)	+ 266%

* Please see the accompanying Non-GAAP EBITDA and Adjusted Net Income (loss) measurements below the “Business Outlook Section.”
**Earnings per diluted share of $0.04 on 23.2 million shares. For the second quarter of 2010, the Company reported fully diluted earnings per share of $0.04 on 22.1 million shares.

“We are very pleased with our second quarter results,” said China Carbon’s CEO Donghai Yu. “Solid growth in our core businesses, fine and high purity graphite products, along with our capacity expansion drove 274 percent revenue growth from the second quarter of 2010 to the second quarter of 2011. This past quarter, we continued to see in China increased demand for coupled with a lack of supply of fine and high purity graphite products. As a result of these circumstances, these products maintained higher margins than graphite electrodes. Moreover, due to the soaring demand of high purity graphite in China’s emerging solar and mold industries, the average unit price of high purity graphite products rose 98 percent in the second quarter of 2011 compared to the same period last year.”

Due to these conditions, we continued our strategy of adjusting our product mix to meet current market demand. By boosting our supply of fine and high purity graphite products, and raising the price of our high purity graphite, we were able to realize considerable growth in our higher margin business. Our sales of high purity graphite alone reached approximately $9.4 million in the second quarter of 2011, which is a $9 million or 231 percent increase when compared to our sales of these products during the same period in 2010. We are very confident about our future as we expect the heightened demand for our higher margin products to extend through 2011, and we intend to continue to invest aggressively in our higher margin businesses in upcoming quarters to further improve profits.

2011 Second Quarter Financial Results

Revenue

During the three months ended June 30, 2011, we had sales of $12,145,024 as compared to sales of $3,248,351 for the three months ended June 30, 2010, an increase of $8,896,673, or approximately 273.9%. Our revenue was generated mainly from sales of graphite electrodes, fine grain graphite, high purity graphite, and semi-processed graphite products. Sales increase was mainly attributable to a significant increase in the demand of our products during the three months ended June 30, 2011 resulting from the market recovery, new customer developments, and change of product mix to include more high purity graphite products which average unit price increased 98% in the three months ended June 30, 2011 compared to the same period last year. The fast development of manufacturing of solar and mold products increased the demand of our products as raw material. Increased production capacity and increased unit prices also contributed to the increase of total sales. The increased unit price of high purity graphite is due to a large demand for such products in the market. We also had a decrease in the demand of high purity graphite in 2010. Since then, the company has been successful to improve its product mix to achieve higher profit by increasing sales of fine grain graphite and high purity graphite products which generate a better margin.

Cost of Sales & Gross Profit

During the three months ended June 30, 2011, our cost of sales was $9,456,762, as compared to $3,019,732 during the three months ended June 30, 2010, an increase of $6,437,030, or 213.2%. The increase in cost of sales was directly associated with the increase in sales. Our gross margin increased from 7.0% for the three months ended June 30, 2010 to 22.1% for the three months ended June 30, 2011. The increase reflects the variance in production mix, as the percentage of our sales of high purity graphite products, a higher margin product compared to graphite electrodes, increased significantly. Fine grain graphite products decreased its margin due to the market demand shifts more to purity graphite electrodes during the three months ended June 30, 2011. The increased sales and increased margin of high purity graphite products offset the margin and unit price of fine grain graphite products.

Net Income

Our net income for the three months ended June 30, 2011 was $882,303, as compared to net income of $720,640 for the three months ended June 30, 2010, an increase of $161,663, or 22.4%. Our 2010 net income benefited significantly from change in fair value warrants, so we experienced more real growth in net income this year.

Liquidity & Capital Resources

China Carbon had a cash and cash equivalent position totaling $4.1 million at the end second quarter of 2011 compared to $0.3 million at the end of the fourth quarter of 2010, an increase of $3.8 million or 1,270 percent.

Recent Updates

In July 2011, China Carbon completed the installations at its new facility, which includes baking and dipping plants, with the expectation that it will become fully operational by September 2011. Testing at the baking plant has already been completed and the Company anticipates that testing at the dipping plant will be finished by September 2011 with operations beginning shortly thereafter. Once the facility is completely up and running, China Carbon believes that its new facility will have an annual production capacity of 30,000 tons, which would double the Company’s current annual production capacity. Through its expansion efforts, China Carbon is looking to better position itself to meet the growing demand the Company is seeing for its higher margin products.

Business Outlook

“Right now, we plan to have our new facility specialize in the manufacturing of higher margin products, like large size, ultra high power graphite electrodes, and high purity and fine gain graphite products,” remarked Mr. Yu. “China’s emerging aerospace, defense, automotive and clean tech end industries present the greatest demand for all types of graphite, specifically the forms of graphite we are planning to produce at our new facility. Moreover, we anticipate considerable growth in China’s electric arc furnace steel production, which we believe will contribute to increased demand for large size, ultra high graphite electrodes. Accordingly, we are working hard to become the first company in China to produce 800 mm diameter ultra high power graphite electrodes. Through our product development and capacity expansion efforts, we are striving to enhance our production of higher margin products so we can gain further leverage in China’s graphite sector.”

About China Carbon Graphite Group, Inc.

China Carbon Graphite Group, through its affiliate, Xingyong Carbon Co., Ltd., manufactures graphite and carbon based products in China. The company is the largest wholesale supplier of fine-grain and high-purity graphite in China and one of the nation's top overall producers of carbon and graphite products. Fine grain graphite is widely used in smelting for colored metals and rare earth metal smelting as well as the manufacture of molds. High purity graphite is used in metallurgy, mechanical industry, aviation, electronic, atomic energy, chemical industry, food industry and a variety of other fields. In September 2007, the Company was approved and designated by the Ministry of Science & Technology as a "National Hi-tech Enterprise," a distinction which the Company still holds. Of the more than 400 carbon graphite producers in China, China Carbon is the only non-state-owned company to receive this honor. For more information, please visit www.chinacarboninc.com.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors set forth in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q.

Investor Contact:
Mr. Kevin Fickle, President
NUWA Group, LLC.
Tel: +1-925-330-8315
Email: kevin@nuwagroup.com

Company Contact:
Mr. Donghai Yu
China Carbon Graphite Group, Inc.
Tel: +1-626-589-6525
Email: ir@chinacarboninc.com

China Carbon Graphite Group, Inc.and subsidiaries
Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
ASSETS
	(Unaudited)
Current Assets
Cash and cash equivalents	$4,071,153	$296,312
Restricted cash	6,559,280	-
Accounts receivable, net of allowance of $2,555,423	12,031,460	6,222,112
Notes receivable	294,600	460,856
Advance to suppliers	11,298,587	10,198,602
Inventories	31,119,839	26,432,217
Prepaid expenses	1,171,079	573,094
Other receivables	1,461,437	335,986
Total current assets	68,007,435	44,519,179

Property And Equipment, Net	23,847,024	24,127,189

Construction In Progress	12,954,130	10,265,888

Land Use Rights, Net	10,609,782	10,496,930
Total Assets	$115,418,371	$89,409,186

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$5,417,310	$5,452,743
Advance from customers	3,917,563	1,060,147
Short term bank loan	39,139,100	33,298,150
Notes payable	10,519,600	-
Other payables	3,846,388	2,584,589
Dividends payable	15,114	32,996
Total current liabilities	62,855,075	42,428,625

Amount Due To A Related Party	6,171,562	4,744,634

Warrant Liabilities	5,422	73,121
Total Liabilities	69,032,059	47,246,380

Stockholders' Equity
Convertible series A preferred stock, par value $0.001 per share, authorized 20,000,000 shares, none issued and outstanding
at June 30, 2011 and December 31, 2010	-	-
Convertible series B preferred stock, par value $0.001 per share, authorized 3,000,000 shares, issued and outstanding 472,160 and
1,225,000 shares at June 30, 2011 and December 31, 2010, respectively.	472	1,225
Common stock, par value $0.001 per share, authorized 100,000,000 shares, issued and outstanding 22,525,358 and 20,520,161 shares at
June 30, 2011 and December 31, 2010, respectively	22,525	20,521
Deferred consulting fee	-	(57,500)
Additional paid-in capital	17,301,361	15,158,291
Accumulated other comprehensive income	7,165,862	6,344,414
Retained earnings	21,896,092	20,695,855
Total stockholders' equity	46,386,312	42,162,806
Total Liabilities and Stockholders' Equity	$115,418,371	$89,409,186

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Sales	$12,145,024	$3,248,351	$23,608,359	$8,095,207

Cost of Goods Sold	9,456,762	3,019,732	18,340,023	6,842,398
Gross Profit	2,688,262	228,619	5,268,336	1,252,809
	22%	7%	22%	15%
Operating Expenses	1,106,978	1,009,491	2,710,903	1,438,420
Selling expenses	57,312	21,704	107,175	46,697
General and administrative	1,049,666	987,787	2,603,728	1,391,723
Amortization	47,152	10,887	93,754	38,227
	1,154,130	1,020,378	2,804,657	1,476,647
Operating Income (Loss) Before Other Income (Expense)
and Income Tax Expense	1,534,132	(791,759)	2,463,679	(223,838)

Other Income (Expense)
Interest expense	(693,274)	(268,123)	(1,406,804)	(474,271)
Interest income	-	-	-	-
Other expense	(765)	(2,926)	(766)	(2,926)
Other income	15,670	-	76,550	-
Change in fair value of warrants	26,540	1,783,448	82,692	563,018
	(651,829)	1,512,399	(1,248,328)	85,821

Income (Loss) Before Income Tax Expense	882,303	720,640	1,215,351	(138,017)

Income Tax Expense	-	-	-	-

Net Income (Loss)	$882,303	$720,640	$1,215,351	$(138,017)

Other Comprehensive Income
Foreign currency translation gain	553,200	146,086	821,448	46,564
Total Comprehensive Income (loss)	$1,435,503	$866,726	$2,036,799	$(91,453)

Share Data

Basic earnings (loss) per share	$0.04	$0.04	$0.05	$(0.01)

Diluted earnings (loss) per share	$0.04	$0.04	$0.05	$(0.01)

Weighted average common shares outstanding, basic	22,350,263	20,068,117	21,993,435	19,281,103

Weighted average common shares outstanding diluted	23,194,542	20,068,117	22,671,285	19,281,103

China Carbon Graphite Group, Inc and subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2011	2010
Cash flows from operating activities
Net Income (Loss)	$1,215,351	$(138,017)
Adjustments to reconcile net cash provided by
operating activities
Depreciation and amortization	870,310	847,371
Stock compensation	623,450	384,700
Change in fair value of warrants	(82,692)	(563,018)
Change in operating assets and liabilities
Accounts receivable	(4,308,178)	236,629
Notes receivable	173,556	247,815
Other receivables	(1,107,235)	740,594
Advance to suppliers	(889,008)	(5,582,909)
Inventories	(4,121,825)	(172,484)
Prepaid expenses	226,703	3,577
Accounts payable and accrued liabilities	(141,785)	5,870,586
Notes payable	10,410,800	7,315,567
Advance from customers	2,807,114	(161,026)
Taxes payable	1,476,262	(187,000)
Other payables	90,132	859,069
Net cash provided by operating activities	7,242,955	9,701,454

Cash flows from investing activities
Acquisition of property and equipment	(27,088)	(2,926)
Acquisition of land use rights	-	(5,137,024)
Construction in progress	(2,459,521)	8,751
Net cash used in investing activities	(2,486,609)	(5,131,199)

Cash flows from financing activities
Proceeds from issuing common stock	-	166,400
Proceeds from issuing series B preferred stock	-	338,850
Proceeds from warrants exercise	371,714	-
Dividends paid for series B preferred stock	(32,996)	(26,643)
Increase of restricted cash	(6,491,440)	-
Proceeds from short term loan	11,176,300	273,931
Payments from short term loan	(6,047,450)	-
Net cash provided by (used in) financing activities	(1,023,872)	752,538

Effect of exchange rate fluctuation	42,368	27,621

Net increase in cash	3,774,842	5,350,414

Cash and cash equivalents at beginning of period	296,312	2,709,127

Cash and cash equivalents at end of period	$4,071,154	$8,059,541
	1
Supplemental disclosure of cash flow information

Interest paid	$1,406,804	$474,270

Non-cash activities:

Deemed preferred dividend reflected in paid-in capital	$-	$132,778

Reclassfication of warrant liability with equity	$14,993	$158,910

Issuance of common stock for consulting fee	$1,787,600	$384,700